Exhibit 4.3

Dated 1st March 2012

DIAGEO PLC (1)

DIAGEO NA (2)

IVAN MENEZES (3)

SERVICE AGREEMENT

This Agreement is made on 1st March 2012

Between

(1)                                Diageo PLC (registered in England and Wales under number  23307) whose registered office is at Lakeside Drive, London, NW10 7HQ (“Company”);

(2)                                Diageo North America, Inc. whose registered office is at 801 Main Avenue, Norwalk CT 06851, United States of America (“Diageo NA”); and

(3)                                Ivan Menezes of 339 Elm Street, New Canaan, CT, 06840: (“Executive”).

It is agreed

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Definitions

In this Agreement unless the context otherwise requires the following expressions have the following meanings:

Accrued Salary and Benefits means unpaid Salary, expense reimbursements, and unused vacation days earned and accrued in accordance with Clause 10, in each case accrued through the Termination Date, and all other amounts owed, if any, due under any compensation, retirement or benefit plans of the Group to which Executive is entitled as of the Termination Date (but excluding any benefits under Clause 8.2)

AGM means annual general meeting of the Company

Board means the board of directors for the time being of the Company, any authorised director or any committee of directors for the time being, or any person authorised by the board to act on its behalf

Cause means any of the reasons for termination of employment set out at Clause 16.1

CEO means the Chief Executive Officer of Diageo PLC from time to time

Commencement Date means 1 March 2012

Confidential information means details of suppliers and distributors and their terms of business, details of customers and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, operational information, contract strategy, allocation of financial resources, plans relating to distributors or business, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, trade secrets, information relating to research activities, inventions, secret processes, products (including products under development), product law in strategies, designs, formulae and product lines, any information which is treated as confidential or which the Executive is told or ought reasonably to know is confidential and any information which has been given to the Company or any Group Company in confidence by customers, suppliers or other persons

Corporate Change means the Company coming under the control of any person or persons acting in concert (as those terms are defined for the time being in the City Code on Takeovers and Mergers) not having control of the Company at the date of this Agreement, to the extent such event also constitutes a “change in control event” (as defined in U.S. Treasury Regulation §1.409A-3(i)(5)).

Disabled means where the Executive has been absent from or unable to perform the Executive’s job duties for an aggregate period of six (6) months during any twelve (12) month period because Executive is physically or mentally incapacitated so as to render Executive incapable of performing Executive’s usual and customary duties under this Agreement with reasonable accommodation

Employer means Diageo North America, Inc.

Employment means the Executive’s employment with the Employer under this Agreement

Good Reason means: (i) elimination of the Executive’s position without the Executive being offered a comparable alternative position by a Group Company (a comparable position is an alternative executive level position within 90% of target cash compensation), which is not remedied by the Employer or a Group Company promptly after receipt of written notice of Executive’s intent to resign for Good Reason from the Executive; or (ii) a reduction in Executive’s Salary, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Employer promptly after receipt of written notice thereof from the Executive.

Group means the Company and the Group Companies

Group Company means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms subsidiary and holding company shall have the meanings ascribed to them by section 1159 Companies Act 2006 or in any subordinate legislation made under the Companies Act 2006 (and Group Companies shall be interpreted accordingly)

Incentive means any benefit accrued to the Executive at the relevant time under the Diageo Annual Incentive Plan

Intellectual Property means all patents, registered designs, trademarks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, semiconductor topography rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world  (whether or not capable of registration)  and including  (without limitation)  all such rights in materials, works,  prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical, commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above

Release means a full and complete release by the Executive of all claims of whatever nature against the Employer, each Group Company and each officer of the Employer and each Group Company, (in a form approved by the Employer)

Remuneration Committee means the Remuneration Committee of the Board from time to time

Salary means the salary at the relevant time as referred to in Clause 8.1.

Termination Date means the date of the termination of the Employment

1.2                              Interpretation & Construction

(a)                                 References to Clauses, Exhibits and Schedules are unless otherwise stated to Clauses, Exhibits of and Schedules to this Agreement.

(b)                                 The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

(c)                                  Reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time.

(d)                                 Reference to a provision of law or subordinate legislation or code is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it.

2.                                     APPOINTMENT

2.1                              The Company shall appoint the Executive and the Executive agrees to act as Chief Operating Officer of the Company with effect from the Commencement Date or in such other capacity (appropriate to the Executive’s skills, experience and qualifications) of an equivalent status as the Board from time to time reasonably directs on the terms of this Agreement.

2.2                              The Executive shall remain an employee of Diageo NA and will not be an employee of the Company.

2.3                              The Executive may be required to act as a director of the Company and other Group Companies (either as executive or non-executive) as the Board requires from time to time.  The Company reserves the right on giving written notice to the Executive to terminate any office of directorship immediately at any time.

3.                                     DURATION OF THE EMPLOYMENT

3.1                              The Employment under this Agreement shall commence on the Commencement Date and, subject to the provisions of this Agreement, shall continue unless and until terminated in accordance with Clause 4.

3.2                              The Executive shall be an at-will employee.  Nothing in this Agreement shall give the Executive the right to continued employment with Diageo NA or any Group Company.  The Executive’s at-will status can only be altered by a written document signed by a duly authorised officer of Diageo NA and the Executive.

4.                                     TERMINATION

4.1                              Circumstances of Termination

The Employment may be terminated under the following circumstances:

(a)                                 Death and Disability

In the event of the death of Executive, the Employment shall automatically terminate.  If the Executive, in the reasonable opinion of the Board, becomes Disabled, the Employer may terminate the Employment, on ninety (90) days advance written notice to the Executive.

(b)                                 Termination for Cause

The Employer may terminate the Employment at any time for Cause in accordance with Clause 16.1.

(c)                                  Termination Without Cause or Resignation Other than for Good Reason

The Employer may terminate this Agreement and Executive’s employment without Cause at any time on ninety (90) days advance written notice to the Executive.  Executive may resign at any time in the absence of Good Reason and will provide one hundred and eighty (180) days advance written notice to the Employer.

(d)                                 Termination by Executive for Good Reason

The Executive may terminate the Employment at any time for Good Reason on thirty (30) days’ advance written notice to the Employer.  The Executive must give such notice within thirty (30) days of Employer’s notification to the Executive that his position is being eliminated or his Salary is being reduced (provided in either case the Employer does not promptly remedy the cause of the Good Reason) or else the Executive waives his right to terminate for Good Reason.

4.2                              Payment in Lieu of Notice

The Employer shall have the discretion to terminate the Employment lawfully without any notice or on notice less than that required by Clause 4.1 (including where notice is given by the Executive) by paying the Executive a sum equal to Salary and the cost to the Employer of providing contractual benefits (excluding any benefits under Clause 8.2), as reasonably determined by Employer, in respect of that part of the period of notice which the Employer has not honoured (less any appropriate tax and other required deductions).  This amount shall be paid within thirty (30) days after Termination Date.

4.3                              Payments upon Termination of the Employment

(a)                                Compensation Upon Termination by reason of Death or Disability

In the event the Employment is terminated by reason of death or by the Employer by reason of Disability, the Employer’s sole obligation, except as otherwise provided in a benefit plan in which the Executive is a participant on the Termination Date, shall be to pay the Executive (or to the legal representative of Executive’s estate upon death) any Accrued Salary and Benefits and a pro-rated Incentive (subject to the discretion of the Board) to the extent Executive is eligible at the Termination Date.  Said payments shall be made within thirty (30) days after the Termination Date.

(b)                                 Compensation Upon Termination for Cause or Resignation Other than for Good Reason

If the Employment is terminated by the Employer for Cause or by the Executive for any reason other than a Good Reason, the Employer’s sole obligation shall be to pay the Executive when due any Accrued Salary and Benefits.

(c)                                  Compensation Upon Resignation for Good Reason

If the Employment is terminated by Executive for Good Reason within thirty (30) days following an event that constitutes Good Reason, then the Employer shall pay Executive:

(i)                                    when due any Accrued Salary and Benefits; and

(ii)                                 a pro-rated Incentive (subject to the discretion of the Board) to the extent Executive is eligible at the Termination Date. This payment will be paid according to Clause 4.4; and

(iii)                              subject to the Executive signing a Release within the twenty-one (21) day period immediately following the Termination Date and not revoking such Release, a sum equal to eleven (11) months of Salary and the cost to the Employer of providing contractual benefits for that eleven (11) month period (excluding any benefits under Clause 8.2), as reasonably determined by Employer.  This payment will be paid according to Clause 4.4.

(d)                                 Compensation Upon Termination Without Cause

If the Employment is terminated by the Employer without Cause, the Employer shall pay the Executive:

(i)                                    when due, any Accrued Salary and Benefits; and

(ii)                                 a pro-rated Incentive (subject to the discretion of the Board) to the extent Executive is eligible at the Termination Date. This payment will be paid according to Clause 4.4; and

(iii)                              subject to the Executive signing a Release within the twenty-one (21) day period immediately following the Termination Date and not revoking such Release, a sum equal to nine (9) months of Salary and the cost to the Employer of providing contractual benefits for that nine (9) month period (excluding any benefits under Clause 8.2), as reasonably determined by Employer.  This payment will be paid according to Clause 4.4.

4.4                              Payment Under Clause 4.3(c) or Clause 4.3(d)

(a)                                 Any payment to be made to the Executive under Clause 4.3(c)(iii) or Clause 4.3(d)(iii) (the “Payment”) shall be paid as follows:

(i)                                    Five (5) months worth of the Payment (if the payment is made under Clause 4.3(c)(iii)) or three (3) months worth of the Payment (if the payment is made under Clause 4.3(d)(iii)) shall be paid within thirty (30) days of Termination Date; and

(ii)                                 the remainder of the Payment shall be paid in six (6) equal monthly installments which shall commence six (6) months after the Termination Date.  At the discretion of the Board, such installment payments will:

(A)                              cease to be payable upon the Executive commencing new employment or engagement (“New Employment”) for which his basic salary payable in the first year of that New Employment (“New Salary”) will, in the reasonable opinion of the Board, be not significantly lower than the Salary paid during the last twelve (12) months of his Employment (“Old Salary”);

(B)                              cease to be payable in full but continue to be payable in part upon the Executive commencing New Employment for which his New Salary will, in the reasonable opinion of the Board, be significantly lower than his Old Salary, but in excess of the Threshold.  In these circumstances, each installment payable after the Executive has commenced the New Employment shall be reduced by a sum equal to one twelfth of the New Salary.  For the purposes of this provision, “Threshold” shall mean an annualized sum of $350,000 (such sum to be increased by the same percentage increase to Salary as takes place between the date of this Agreement and the Termination Date); or

(C)                              continue to be payable and not be reduced if the Executive commences New Employment for which his New Salary will, in the reasonable opinion of the Board be equal to or lower than the Threshold.

(b)                                 In order to be eligible to receive a Payment under this Clause, the Executive must:

(i)                                    comply with his obligations under the Agreement during the notice period, as requested by the Board; and

(ii)                                 notify the Board promptly when he obtains New Employment, providing the Board with details of the New Salary.

(c)                                  If a pro-rated Incentive payment is payable pursuant to Clause 4.3(c)(ii) or 4.3(d)(ii) it shall be paid to the Executive at the same time as any Incentive payments are paid to other eligible employees still in active employment or such earlier date as the Board determines in its sole discretion but in any event no later than 31 December following the end of the relevant financial year to which the Incentive relates.

4.5                              409A

(a)                                 General

The intent of the parties to this Agreement is that the payments and benefits under this Agreement comply with or are exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”).  Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)                                 Separation from Service

Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Employer within the meaning of Section 409A (a “Separation from Service”).

(c)                                  Specified Employee

Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by Employer at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Employer or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to

Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)                                 Expense Reimbursements

To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(e)                                  Installments

Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  The Employer may accelerate the payment of any amount under this Agreement; provided, that, no payment under this Agreement shall be accelerated unless such acceleration would not result in additional tax or interest pursuant to Section 409A.

4.6                              Corporate Change

If at any time within 12 months of a Corporate Change, either the Employer terminates the Employment (other than for Cause), or the Executive resigns for Good Reason, the Employer shall be obliged to make the payments under Clause 4.3(c) or 4.3(d) as appropriate, except that said payment will be paid in a lump sum, subject to Clause 4.5.

5.                                     SCOPE OF THE EMPLOYMENT

5.1                              During the Employment the Executive shall:

(a)                                 devote the whole of his time, attention and skill to the business and affairs of the Company and the Group during the hours of work described in Clause 5 except during holidays and periods of absence due to ill health;

(b)                                 faithfully, competently and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board, to the standard reasonably required by the Board.  Such powers and duties may exceptionally fall outside the normal ambit of the Executive’s position but will not be duties inappropriate to the Executive’s status;

(c)                                  use his best endeavours to promote and maintain the interests and reputation of the Group;

(d)                                 report to the CEO (or such other person being a member of the Board as the Board may from time to time nominate and notify the Executive);

(e)                                  obey the reasonable and lawful directions of the Board;

(f)                                   comply with all the Group’s rules, regulations, policies and procedures from time to time in force including but not limited to the Diageo Code of Business Conduct;

(g)                                  comply with the articles of association of any Group Company of which he is a director and all statutory, fiduciary and common law duties that apply to him from time to time and do all such things as are necessary to ensure compliance with the UK Corporate Governance Code,

(h)                                 travel to such places (within or outside the United States) in such manner and on such occasions as the Board may from time to time reasonably determine;

(i)                                     refrain from doing or permitting any matter which causes any regulatory authority in the United States, United Kingdom or elsewhere to withdraw permission or in any way prevent the Executive from carrying out his duties under this Agreement;

(j)                                    not at any time without the prior consent of the Board incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time by the Board or enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature;

(k)                                 not without the prior consent of the Board seek or accept from any actual or prospective customer, controller or supplier of the Group any gift, gratuity or benefit which breaches the Diageo Code of Business Conduct and, in particular, the provisions of that Code relating to Acceptance of Entertainment and Gifts.  In case of doubt, the Executive shall consult the Board in relation to these matters; and

(l)                                     keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

5.2                              Alternative Duties

The Board shall be entitled at any time to require the Executive to perform duties consistent with his role and status not only for the Company but also for any Group Company including, if so required, acting as a director of any Group Company.  The Board may at its discretion remove or procure the removal of the Executive from any directorship to which he is appointed under this clause.  The Employer may at its sole discretion transfer this Agreement to any Group Company at any time.

5.3                              Non executive positions

The Executive shall be entitled to take up such non-executive appointments as are approved by the Board from time to time (such approval not to be unreasonably withheld) but only to the extent that the discharge of his duties under this Agreement is not impaired as a result.

5.4                              Data Processing

The Executive consents to the processing of personal data, including sensitive data, of which the Executive is the subject, details of which are specified in the applicable Data Privacy Policy.  In particular:

(a)                                 The Executive agrees that personal data relating to the Executive which has been or is in the future obtained by the Group may be held and processed by the Group either by computer or manually for any purpose relating to the administration, management and operation of the Executive’s employment, or in relation to the Group’s legal obligations or business needs; and

(b)                                 The Executive hereby agrees that sensitive data concerning the Executive which has been or is in the future obtained by the Group may also be held and processed as above for the purposes of keeping under review equality of opportunity and for ensuring the Group’s compliance with any legal obligations;

(c)                                  Due to the multinational nature of the Group’s business, it may be necessary for the Group’s overseas offices to have access to information held about the Executive by the Group. However, it is only intended that information about the Executive will be used by the Group’s overseas offices for the purposes of enabling the Group to deal with business or personnel issues connected with the Executive’s employment, including advising relevant statutory authorities in order to obtain a work permit or visa or assisting in the Executive’s secondment to an overseas office for payroll purposes. The Executive agrees that, where appropriate, personal information about the Executive may be transferred to the Group’s overseas offices.

5.5                              Group Policies

The Group has implemented a Global Computer Usage, Email and Internet Policy, Alcohol Policy, Drugs/Solvent Abuse and Dependency Policy, Expenses Policy and Mobile Phones Policy which the Executive is obliged to comply with at all times during the Employment. In particular, the Executive’s attention is drawn to the sections of the Global Computer Usage, Email and Internet Policy which indicate that any Group Company may from time to time monitor the Executive’s use of its communication systems, namely its computer systems, email systems and telephones. The Executive acknowledges that the Group has a legitimate interest in carrying out this monitoring and that, by signing this Agreement, the Executive consents to it.

6.                                     HOURS OF WORK

The normal business hours of the Employer are 9.00am to 5.00pm, Monday to Friday. However, the Executive shall be required to work such additional hours as are necessary to fulfil his duties under this Agreement. No payment will be made for any additional hours worked by the Executive.

7.                                     PLACE OF WORK

The Executive’s place of work will initially be Diageo NA’s offices at 801 Main Avenue, Norwalk CT 06851, United States of America but the Board may require the Executive to work at any other locations (including outside of the United States of America) for such periods as the Board may from time to time require.

8.                                     COMPENSATION AND BENEFITS

8.1                              The Employer shall pay to the Executive the Salary at the rate of $1,400,000 per annum (or such other sum as may be agreed from time to time). This will be paid in equal monthly instalments in arrears on or about the last working day of the month. The rate of Salary will normally be reviewed annually on 1st October with the first such review expected to be in October 2012.

8.2                              In addition to his Salary, the Executive will be eligible to participate in such of the following incentive schemes as exist from time to time for senior executives of the Group, subject always to their respective rules:

(a)                                 Diageo Annual Incentive Plan;

(b)                                 Diageo Senior Executive Share Option Plan; and/or

(c)                                  Diageo Performance Share Plan (The PSP Plan).

The Executive’s participation in and level of any award under such plans and schemes is at the discretion of the Board. If a payment is made or an award is granted under such plan and/or schemes in any one year, this shall not give rise to a contractual entitlement to a payment or award in future years. Any awards granted under these plans will be subject to the terms and conditions of the appropriate plan from time to time. Further, the Board may at its discretion reduce the Executive’s participation in the incentive schemes at (b) and (c) above in the event that he fails to satisfy the minimum shareholding requirement (based on his salary and length of service) applicable to him which will be notified to him from time to time.

8.3                              The Salary shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company. The Executive agrees to pay forthwith to the Company or procure that the Company is paid all such fees received by him.

8.4                              Payment of the Salary to the Executive shall be made either by the Employer or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

8.5                              The Employer shall be entitled to deduct from any sum due to the Executive under the terms of this Agreement any monies which are owed by the Executive to the Employer.

8.6                              All payments described in this Agreement are gross amounts. All payments and benefits described in this Agreement will be subject to deductions of appropriate taxes and social contributions before payment is made to the Executive.

9.                                     EXPENSES

9.1                              The Employer shall reimburse the Executive in respect of all reasonable expenses wholly, exclusively and necessarily incurred by him in the proper performance of his duties, subject to him providing such receipts or other appropriate evidence as the Employer may require.

9.2                              The Executive will be issued with a company credit card on conditions that he:

(a)                                 takes good care of such card and immediately reports any loss of it to the Employer;

(b)                                 uses the card only for the purposes of the Group’s business in accordance with any applicable Company policy; and

(c)                                  returns the card immediately to the Employer on request.

10.                              VACATION

10.1                       The Executive shall be entitled, in addition to all Public holidays normally observed in Connecticut, to 25 working days’ paid vacation in each vacation year (being the period from 1 January to 31 December).

10.2                       In the respective vacation years in which the Employment commences or terminates, the Executive’s entitlement to vacation shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

10.3                       If, on the Termination Date, the Executive has exceeded his accrued vacation entitlement, the value of such excess, (calculated by reference to Clause 10.2 and the Salary), may be deducted by the Employer from any sums due to him, except to the extent such deduction would subject Executive to additional tax under Section 409A of the Code. If the Executive on the Termination Date has accrued but untaken vacation entitlement, the Employer shall at its discretion either require the Executive to take such unused vacation during any notice period or make a payment to him in lieu of it (calculated as above), provided always that if the Employment is terminated for Cause then the Executive shall not be entitled to any such payment. For these purposes, salary in respect of one day of vacation entitlement shall be calculated as 1/261 of Salary.

10.4                       Vacation entitlement for one vacation year cannot be carried forward from one year to the next and failure to take vacation entitlement in the appropriate vacation year will lead to forfeiture of any accrued vacation not taken without any right to payment in lieu of it; provided always that any days of vacation not taken at the Employer’s written request in one year may be carried forward to the next year.

11.                              SICKNESS BENEFITS

11.1                       If the Executive is absent from his duties as a result of sickness or injury:-

(a)                                 for a period of 6 days or less, he will on his return to work on request, complete and produce a self-certificate;

(b)                                 for a period of 7 days or more he will, on request, produce medical certificates;

to the Employer in respect of such absence.

11.2                       If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then the Executive shall:

(a)                                 notify the Employer immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

(b)                                 give to the Employer such information concerning the above matters as the Employer may reasonably require; and

(c)                                  if the Employer so requires, refund to the Employer any amount received by him from any such third party provided that the refund shall be no more than the amount which he has recovered in respect of remuneration.

12.                              OTHER BENEFITS

12.1                       The Executive shall participate in the appropriate benefit plans of the Group as described in Exhibit 1 to this Agreement. Participation in the benefit plans is subject to and governed by the terms of the applicable plan and subject in each case to any applicable insurer of the plan accepting the Executive (and his family if applicable) for cover under the relevant insurance policy and at normal rates. The provision of such benefits is without prejudice to the Employer’s right at its absolute discretion to terminate the Employment at any time including where the termination of employment would terminate participation in the benefit plan.

12.2                       In accordance with Company policy on medical examination, the Executive will be entitled to an annual medical examination and test by a medical practitioner nominated by the Board. The Board may require the Executive at any time to submit to a medical examination with such frequency as is reasonable. The Executive will permit the results of such medical examinations to be disclosed to the Board.

12.3                       The Employer will pay up to a maximum amount of US$20,000 of fees per annum for the Executive to receive tax and financial planning advice from an adviser approved by the Employer, with such level of benefits as the Employer shall in its absolute discretion decide. If the Executive is employed for part of a calendar year, he will receive a prorated entitlement.

12.4                       The Employer shall pay on the Executive’s behalf the annual subscription fees for one professional body relevant to the Employment.

12.5                       During the Employment, the Employer shall provide or reimburse the Executive for the cost of chauffeur service and round trip business class air fare for the Executive and his family’s annual trip to India together with any additional amount such that the income tax liability of the Executive is no greater than had he not received such benefits.

13.                              RESTRICTIONS DURING THE EMPLOYMENT

13.1                       During the Employment the Executive shall not directly or indirectly be employed,  engaged, concerned or interested in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement.

13.2                       Clause 13.1 shall not apply:

(a)                                 to the Executive holding (directly or through nominees) investments listed on the Official List of London Stock Exchange PLC or in respect of which dealing takes place in the Alternative Investment Market or any recognised stock exchange as long as he does not hold, directly or indirectly, more than 3 per cent of the issued shares or other securities of any class of any one company; or

(b)                                 to any act undertaken by the Executive with the prior written consent of the Board; or

(c)                                  to any interest permitted by Clause 5.3.

13.3                       The Executive shall comply with every rule of law (including but not limited to the insider dealing provisions contained in Part V of the Criminal Justice Act 1993), the UK Listing Authority’s listing rules’ Model Code for transactions in securities by directors of listed companies, certain employees and persons connected with them and every regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. Under Rule 6 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before the Executive may deal in securities shall be the Company Secretary of the Company from time to time or such other person as shall be notified to the Executive. The Executive also acknowledges that under the provisions of the Model Code the Executive must seek to ensure compliance with the Model Code by persons connected with the Executive (within the meaning of section 252 of the Companies Act 2006) including, without limitation, the Executive’s spouse and dependent children, and by investment managers acting on the Executive’s behalf or on behalf of connected persons. The Executive undertakes to procure that dealings by or on behalf of such persons are in compliance with the Model Code.

14.                              CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS

14.1                       The Executive shall neither during the Employment (except in the proper performance of his duties or for the purpose of obtaining legal, accountancy or pension advice or with the express written consent of the Board) nor at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court, or any regulatory authority:

(a)                                 divulge or communicate to any person, company, business entity or other organisation;

(b)                                 use for his own purposes or for any purposes other than those of the Company or any Group Company; or

(c)                                  through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of;

any Confidential Information.

These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any breach by the Executive of the provisions of this Agreement or other default of the Executive.

14.2                       The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same), whether or not such material is Confidential Information:

(a)                                 shall be and remain the property of the Company or the relevant Group Company; and

(b)                                 shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been handed over on request by the Board.

Provided that following the termination of the Employment, the Executive shall be provided with reasonable access to Board Minutes and agendas of the Company or any Group Company relating to a period during which he was a director of the Company or such Group Company which shall nevertheless remain confidential.

15.                              INVENTIONS AND OTHER INTELLECTUAL PROPERTY

15.1                       The parties foresee that the Executive may make inventions or create other Intellectual Property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and any Group Company.

15.2                       The Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of his right, title and interest throughout the world in and to any and all Intellectual Property, whether or not patentable or registrable under copyright, trademark or similar laws, which he may solely or jointly develop, or cause to developed, during the term of the Employment, whether during working hours or otherwise (collectively referred to as “Developed Intellectual Property”). The Executive further acknowledges that all Developed Intellectual Property which are original works of authorship or otherwise constitute copyrightable subject matter are “works made for hire” within the meaning of the United States Copyright Act and any similar laws of other jurisdictions (to the greatest extent permitted by applicable law) and are compensated by the Executive’s salary.

15.3                       The Executive agrees to keep and maintain adequate and current written records of all Developed Intellectual Property during the term of the Employment with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and/or any other suitable format. Such records and any other materials or media embodying Developed Intellectual Property or Confidential Information will be available to and remain the sole property of the Company at all times. The Executive agrees not to remove any of the foregoing records, materials or media from the

Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.

15.4                       The Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Developed Intellectual Property in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Developed Intellectual Property. The Executive further agrees that such obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last right in such Intellectual Property to expire in any country of the world. If the Company is unable because of the Executive’s mental or physical incapacity or unavailability or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or mask work, trademark or copyright registrations covering Developed Intellectual Property assigned to the Company as above, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of Intellectual Property registrations with the same legal force and effect as if originally executed by the Executive. The Executive hereby waives and irrevocably quitclaims to the Company any and all claims, of any nature whatsoever, which the Executive may now or hereafter have for infringement of any and all Intellectual Property assigned to the Company.

16.                              TERMINATION

16.1                       Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Employer may terminate the Employment with immediate effect by serving written notice on the Executive to that effect.  In such event the Executive shall not be entitled to any further payment from the Employer or the Group except as set out in Clause 4.3(b). The circumstances are if the Executive:

(a)                                 is guilty of any gross misconduct or gross incompetence;

(b)                                 commits any serious breach of this Agreement, or any wilful neglect or unreasonable refusal to discharge his duties provided that if such breach is capable of remedy, he shall have failed to remedy it within such reasonable period as is specified in a written notice from the Board pointing out the breach and requiring it to be remedied;

(c)                                  repeats or continues (after warning) any breach of this Agreement;

(d)                                 is guilty of any fraud, dishonesty or conduct tending to bring himself, the Company or any Group Company into disrepute;

(e)                                  commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors;

(f)                                   is convicted or enters a plea of guilty or of no contest, to a felony involving moral turpitude or other convictions which might reasonably be thought to affect adversely the performance of his duties;

(g)                                  is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment of any relevant jurisdiction or is found to have committed any serious disciplinary offence by any professional or other body, which undermines the confidence of the Board in his continued employment under this Agreement;

(h)                                 resigns other than at the request of the Board or otherwise ceases to be, or becomes prohibited by law from being, a director of the Company, otherwise than at the Company’s request; or

(i)                                     is in breach of the Diageo Code of Business Conduct or the rules or regulations of the UK Listing Authority (including the Model Code for transactions in securities by directors of listed companies).

Any delay by the Employer in exercising such right of termination shall not constitute a waiver of it. The proper exercise by the Employer of its right of termination under this Clause is without prejudice to any other rights or remedies which it or any Group Company may have or be entitled to exercise against the Executive.

16.2                       If the Employer believes that it may be entitled to terminate the Employment, whether pursuant to Clause 16.1 or otherwise, or if the Employer believes it is necessary in order to investigate a complaint against the Executive, it shall be entitled (but without prejudice to its right subsequently to terminate the Employment on the same or any other ground) to suspend the Executive on full pay and exclude him from the Group’s premises for so long as it may think fit.

16.3                       On the termination of the Employment or if requested to do so by the Board in circumstances where the Executive has been prevented from performing his duties through long term sickness (for an aggregate period of six (6) months), the Executive shall:

(a)                                 at the request of the Board resign from office as a director of the Company and all offices held by him in any Group Company and shall transfer to the Company without payment or as the Company may direct any qualifying shares held by him as nominee for the Company or any Group Company, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(b)                                 immediately deliver to the Company or the Employer all materials within the scope of Clause 14.2, any company car, mobile telephone or other Company or Group Company equipment in his possession and all keys, credit cards, and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control;

and the Executive irrevocably authorises the Board to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this Clause 16.3.

16.4                      If the Employment shall be terminated (otherwise than in circumstances set out in Clause 4.6) for the purpose of reorganisation, reconstruction or amalgamation for whatever reason and the Executive is offered employment with any concern or undertaking resulting from such reorganisation, reconstruction or amalgamation on terms and conditions which as a whole are no less favourable than the terms of this Agreement, then he shall have no claim against the Company or any Group Company in respect of the termination of the Employment.

16.5                       The Executive shall not at any time after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees. The Executive shall not without the Board’s consent after the termination of the Employment represent himself as being employed by or connected with the Company or any Group company.

17.                              RESTRICTIVE COVENANTS

17.1                       The Executive will not (without the previous consent in writing of the Board) during the Employment and for the period of nine (9) months immediately after the Termination Date whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, firm, company or organisation directly or indirectly:

(a)                                 be engaged, concerned or interested in the businesses of AB lnbev, Bacardi Limited, Brown Forman, Carlsberg A/S, Heineken NV, PernodRicard or SAB Miller. The Company may notify the Executive from time to time of additions to the foregoing list of companies, such additions being businesses which are similar to and compete with any business being carried on by the Company or by any Group Company;

(b)                                 in competition with the Company or any Group Company negotiate with, solicit business from or entice away from the Company or any Group Company (or endeavour to do any of the foregoing) the business of any person, firm, company or organisation who or which to his knowledge is and has been a customer of (or who had regular business dealings with) the Company or with any Group Company during the period of 12 months immediately preceding the Termination Date and with whom he had direct dealings or personal contact or for whom he was responsible on behalf of the Company or any Group Company in the course of the Employment during that period, so as to harm the goodwill or otherwise damage the business of the Company or of any other Group Company;

(c)                                  in competition with the Company or any Group Company undertake to provide any service or manufacture or supply any product similar to those with which he was concerned in the course of the Employment during the period of twelve (12) months immediately preceding the Termination Date to or for any person who is or was a customer or supplier to (or who had regular business dealings with) the Company or any other Group Company during the period of 12 months immediately preceding the Termination Date and with whom he had direct dealings or personal contact or for whom he was responsible on behalf of the Company or any Group Company in the course of the Employment during that period.

For the purposes of Clauses 17.1(b) and Clause 17.1(c) “customer” shall include any third party with whom the Company or any Group Company was (during the said period) in negotiation in respect of the provision of goods or services;

(d)                                 interfere or seek to interfere with the supply to the Company or any Group Company of any goods or services by any supplier who during the period of 12 months immediately preceding the Termination Date shall have supplied goods or services to the Company or any Group Company and with whom the Executive has had business dealings, nor will he interfere or seek to interfere with the terms on which such supply during such period as aforesaid has been made;

(e)                                  solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person who is an employee of or otherwise works for the Employer or any Group Company and;

(i)                                    who is at the Termination Date or was within the period of 12 months immediately preceding that date part of the senior management of the Employer or any other Group Company; or

(ii)                                 who by reason of their knowledge of trade secrets or Confidential Information of the Employer or any Group Company or knowledge or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business which competes or proposes to compete with the Company or any Group Company;

provided that this Clause 17.1(e) shall only apply to employees with whom the Executive had personal dealings in period of twelve (12) months preceding the Termination Date;

(f)                                   employ or engage for the provision of work or services any person who is an employee of or otherwise works for the Company or any Group Company and:

(i)                                    who is at the Termination Date or was within the period of 6 months immediately preceding that date part of the senior management of the Company or any other Group Company; or

(ii)                                 who by reason of their knowledge of trade secrets or Confidential Information of the Company or any Group Company or knowledge or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business which competes or proposes to compete with the Company or any Group Company;

provided that this Clause 17.1(f) shall only apply to employees with whom the Executive had personal dealings in period of six (6) months preceding the Termination Date.

17.2                       For the avoidance of doubt, none of the restrictions contained in Clause 17.1 shall prohibit any activities by the Executive which are not in direct or indirect competition with any business being carried on by the Company or any Group Company at the Termination Date.

17.3                       Nothing in Clause 17.1 shall preclude the Executive from holding (directly or through nominees) investments listed on the Official List of London Stock Exchange PLC or in respect of which dealing takes place in the Alternative Investment Market or any recognised stock exchange as long as he does not hold, directly or indirectly, more than 3 per cent of the issued shares or other securities of any class of any one company.

17.4                       At no time after the Termination Date shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company or the Employer.

17.5                       The Executive agrees that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company or of any Group Company and that they do not bear harshly upon him.

17.6                       The Executive hereby enters into covenants in the same terms as those contained in Clause 17.1 which shall apply in the event that the Employment is terminated unlawfully.

17.7                       The Company and Executive further acknowledge that the time, scope, geographic area and other provisions of Clause 17.1 have been specifically negotiated by sophisticated, commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the provisions in Clause 17.1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action. Executive acknowledges that violation of Clause 17.1 of this Agreement will cause the Company and/or the Group irreparable harm for which there is no adequate remedy at law, and as a result, the Company shall be entitled to the issuance of an injunction, restraining order or other equitable relief without bond by a Court of competent jurisdiction restraining Executive from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy the Company or any Group Company may have at law or in equity.

18.                              FORMER CONTRACTS OF EMPLOYMENT

18.1                       This Agreement shall be in substitution for any previous contracts,  whether by way of letters of appointment,  agreements or arrangements,  whether written,  oral or implied,  relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent as from the Commencement Date and the Executive acknowledges that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

18.2                       For the avoidance of doubt, this clause shall not affect benefits which have already accrued to the Executive prior to the date hereof under any pre-existing scheme or arrangement by virtue of which he was entitled to benefits.

19.                              CHOICE OF LAW AND ARBITRATION

19.1                       This Agreement and the interpretation thereof, shall be governed by the laws of the State of Connecticut without regard to its conflict of law rules and shall be deemed to have been made in the State of Connecticut.

19.2                       The parties hereto mutually consent to the resolution by arbitration of all claims or controversies, whether or not arising out of Executive’s employment or its termination that the Executive may have against the Company or any Group Company, or against its directors, officers, employees or agents or that the Company or any Group Company may have against the Executive.

19.3                       The parties agree that any arbitration shall be in accordance with the then current employment arbitration procedures of the American Arbitration Association before an arbitrator who is licensed to practice law. The arbitration shall take place in [Connecticut], State of Executive’s work location unless the parties all consent to an alternate location. The parties further agree that arbitration is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived by any party, except for any request by either party for temporary or preliminary injunctive or other equitable relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.

20.                              GENERAL

20.1                       The expiration or termination of this Agreement shall not prejudice any claim which any party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination of the Employment or this Agreement.

20.2                       No failure or delay by the Company or any Group Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by the Company or any Group Company of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

20.3                       The Executive promises to cooperate fully in any investigation that the Company or any Group Company undertakes into matters occurring during the Executive’s Employment. The Employer will reimburse Executive for reasonable expenses incurred in accordance with its Travel and Expense Policy.

20.4                       No provision of this Agreement may be amended, changed, modified or waived unless such amendment, change, modification or waiver is agreed to in writing, signed by Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

20.5                       If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

20.6                       The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

20.7                       Regardless of the reason or method bringing about the termination of Employment, all the Executive’s post termination obligations contained in this Agreement, including in particular the restrictive covenants in Clause 17, shall remain in full force and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	/s/ Dr. Humer
by Diageo PLC	Director
acting by [Director]
and [Director/Secretary]	/s/ Paul Tunnacliffe
Secretary

EXECUTED as a Deed	/s/ Gabriel Bisio
by Diageo NA	Director
acting by [Director]

EXECUTED as a Deed
By Ivan Menezes	/s/ Ivan Menezes
in the presence of:

Witness’s

Signature:	/s/ Kathleen O’Brien

Full Name:	Kathleen O’Brien

Address:	Fairfield, CT 06824
U.S.A

Exhibit 1

You are entitled to participate in the following plans and programs subject to the plan documents of each as amended from time to time.

SUMMARY OF BENEFIT PLANS AND PROGRAMS

RETIREMENT PROGRAMS

•                  Diageo, NA, Inc. Savings 401(K) Plan

•                  Diageo, NA, Inc. Cash Balance Plan (Pension)

•                  Diageo, NA, Inc. Benefit Supplement Plan (Pension)

•                  Diageo, NA, Inc. Supplemental Executive Retirement Plan (Pension)

•                  Diageo, NA, Inc. Executive Retiree Health Plan

•                  Diageo, NA, Inc. Deferred Compensation Plan

FINANCIAL PLANNING & SUPPORT PROGRAMS

•                  Financial Counseling

•                  Estate Planning

•                  Tax Preparation

WELFARE BENEFIT PROGRAMS

•                  Medical

•                  Dental

•                  Vision

•                  Life Insurance and AD&D

•                  Disability Insurance

OTHER PROGRAMS

•                  Perquisite Allowance

•                  Flexible Spending Accounts (FSA)

•                  Vacation and Vacation Buy

•                  Brand Ambassador Program

ADDITIONAL PERQUISITES SUBJECT TO GROSS-UP

•                  Chauffer Service

•                  Round trip air fare for the Menezes family’s annual trip to India

SUPPLEMENTAL PENSION AND RETIREE HEALTH PLAN

•                  The Company will provide the Executive with a supplemental pension benefit which is subject to the terms and conditions of the Diageo North America, Inc. Supplemental Executive Retirement Plan (the “Supplemental Plan”).  The Supplemental Plan, when combined with the Executive’s benefit under the Diageo North America Inc. Cash Balance Plan will result in the Company’s combined annual percentage contribution for the Executive being 20%.

•                  The Company will provide the Executive with a retiree medical plan that enables Executive and his family to qualify for retiree medical from age 55.  Executive’s eligibility to participate in the Executive Retiree Health Plan is subject to the terms and conditions of said plan.